Exhibit 10.1

SECOND AMENDMENT TO

CONTINGENT VALUE RIGHTS AGREEMENT

THIS SECOND AMENDMENT TO CONTINGENT VALUE RIGHTS AGREEMENT, dated as of December 30, 2024 (“Second Amendment to CVR Agreement”), is by and among SUNation Energy, Inc., a Delaware corporation (formerly named Pineapple Energy, Inc. and hereafter “Parent”), Equiniti Trust Company, as Rights Agent (the “Rights Agent”), and Richard A. Primuth, in his capacity as the initial CVR Holders’ Representative (the “CVR Holders’ Representative”).

Recitals

WHEREAS, prior to March 28, 2022, Parent’s legal name was Communications Systems, Inc. (“CSI”), and Parent was principally engaged in marketing and selling data communications and telecommunications products and providing IT management services (the “CSI Legacy Businesses”);

WHEREAS on March 1, 2021, CSI entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Pineapple Energy LLC and their respective affiliates. The Merger Agreement provided that, upon consummation of the transactions described in the Merger Agreement (the “Merger”): (i) Pineapple Energy LLC would be merged with and into CSI, (ii) the surviving corporation of the Merger would be renamed Pineapple Holdings Inc., and its principal business would be to market and sell residential solar energy products and services;

WHEREAS, the Merger Agreement, as amended, also provided that all assets of CSI not disposed of prior to the Effective Time of the Merger (“Parent Legacy Assets”) would be disposed of following the Merger, and that cash resulting from such dispositions, net of related expenses, would be distributed to CSI’s shareholders immediately before consummation of the Merger (herein “Holders”) by means of non-transferable “contingent value rights” (herein “CVRs”) issued pro rata to the Holders pursuant to the terms of a contingent value rights agreement;

WHEREAS, effective March 25, 2022, CSI (as “Parent”), the CVR Holders’ Representative and Rights Agent entered into that certain Contingent Value Rights Agreement dated March 25, 2022 (the “Agreement”); and, on March 28, 2022, the Merger of Pineapple Energy LLC into CSI became effective, with the name of the combined company becoming Pineapple Holdings, Inc. Thereafter, on April 13, 2022, Parent’s legal name was changed from Pineapple Holdings Inc. to Pineapple Energy Inc.;

WHEREAS, the parties hereto entered into a FIRST AMENDMENT TO CONTINGENT VALUE RIGHTS AGREEMENT, dated as of March 31, 2024, which, along with other changes, extended the term of the Agreement to December 31, 2024;

WHEREAS, effective November 14, 2024, the domicile of Parent was changed from Minnesota to Delaware and Parent’s name was concurrently changed to SUNation Energy, Inc.;

WHEREAS, the CVR Holders’ Representative has determined, after consulting with legal counsel, that the best interests of the Holders would be served by amending the Agreement to extend its term to December 31, 2025 and that this, and other amendments proposed by CVR Holders’ Representative, are not adverse to the interests of the Holders so as to require the Holders’ consent to such proposed amendments; and, the other parties to the Agreement agree to such amendments as proposed by the CVR Holders’ Representative.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I - AMENDMENTS

1.1 Definition of CVR Term. The definition of CVR Term set forth in Section 1.1 of the Agreement is amended to read as follows:

“CVR Term” means the period beginning on March 28, 2022 and ending December 31, 2025.

1.2 Compensation of CVR Holders Representative. Section 2(a) is amended to add Clause (v) which shall read as follows:

(iv) the Parent shall pay $17,500 to the CVR Holders’ Representative by January 7, 2025 from funds available for distribution to the Holders of the CVRs as compensation for services from January 1, 2025 to December 31, 2025 rendered by the CVR Holders’ Representative pursuant to this Agreement.

1.3 Notices. Section 7.1 (b) is amended to update address information for Parent as follows:

SUNation Energy Inc.

171 Remington Blvd

Ronkonkoma, NY 11779

Attn.: Scott Maskin, Chief Executive Officer

Telephone: 631-750-9454

Email: smaskin@sunation.com

ARTICLE II - MISCELLANEOUS

2.1 Effect of Second Amendment. On and after the date of this Second Amendment, each reference herein to “this Agreement,” “hereunder,” “hereof,” or words of like import, referring to the Agreement will mean and be a reference to the Agreement as amended by this Second Amendment. The Agreement, as amended by this Second Amendment, is and shall continue to be in full force and effect, and no other amendment or modification to the Agreement is agreed or implied.

2.2. Counterparts. This Second Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Second Amendment by signing any such counterpart. Delivery of an executed signature page of this Amendment by facsimile or by other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, the parties have executed and delivered this Second Amendment to Contingent Value Rights Agreement as of the day and year first above written.

Sunation Energy, Inc.
(formerly, Pineapple Energy, Inc.)

By:	/s/ James Brennan
Name:	James Brennan
Title:	COO

Equiniti Trust Company

By:	/s/ Martin J Knapp
Name:	Martin J Knapp
Title:	SVP, Relationship Director

CVR Holders’ Representative

By:	/s/ Richard A Primuth
Name:	Richard A Primuth